                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-56971



PROSPECTUS

                         400,000 SHARES OF COMMON STOCK
                                       OF

                                INCONTROL, INC.

     This Prospectus relates to the resale of up to 400,000 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of InControl, Inc. (the "Company"). The Shares may be offered by certain stockholders of the Company (the "Selling Stockholders") or by their pledgees, donees, distributees or other successors in interest, from time to time in transactions (which may include block transactions) in the over-the-counter market through the Nasdaq National Market ("Nasdaq"), or on one or more other securities markets and exchanges, in privately negotiated transactions, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares directly to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and any broker-dealers who act in connection with the sale of the Shares hereunder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     The Company sold all of the Shares to the Selling Stockholders in a private transaction on April 20, 1998. The Shares of Common Stock sold in such transaction constitute the Shares being registered hereunder. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Stockholders."

     The Common Stock is quoted on Nasdaq under the symbol "INCL." On August 11, 1998, the closing sales price for the Common Stock as reported on Nasdaq was $5.625 per share.
                            ------------------------
        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
                The date of this Prospectus is August 13, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Company is an electronic filer and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is "http://www.sec.gov." The Company's reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus is part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed with the Commission under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). The PSLRA provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this Prospectus or incorporated by reference are forward-looking. In particular, the statements herein regarding the availability of adequate funding, progress in the Company's clinical trials, the granting and timing of regulatory approval for the Company's primary product, the METRIX System, the status of competitive treatments and products for the treatment of atrial fibrillation, and the availability and adequacy of third-party reimbursement for the Company's products are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. Investors are warned that the Company's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors" described herein.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to InControl, Inc., 6675 - 185th Avenue N.E., Redmond, Washington 98052, Attention: Secretary, telephone: (425) 861-9800.

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

     The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

          (1) The Company's Annual Report on Form 10-K, as amended by Form 10-K/A No. 1 and Form 10-K/A No. 2, for the year ended December 31, 1997;

          (2) The Company's Quarterly Report on Form 10-Q, as amended by Form 10-Q/A No. 1 and Form 10-Q/A No. 2, for the quarter ended March 31, 1998;

          (3) The Company's Current Report on Form 8-K, as amended by Form 8-K/A No. 1, Form 8-K/A No. 2 and Form 8-K/A No. 3, dated April 20, 1998;

          (4) The Company's Current Reports on Form 8-K dated June 26, 1998 and August 10, 1998;

          (5) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A as of September 8, 1994, including any amendment or report filed for the purpose of updating such description; and

          (6) The description of the Company's rights contained in the Company's Registration Statement on Form 8-A filed with the Commission on March 1, 1996, including any amendment or report filed for the purpose of updating such description.

     All documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.
                            ------------------------

     The Company's principal executive offices are located at 6675 - 185th Avenue N.E., Redmond, Washington 98052, telephone: (425) 861-9800.

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

                                  RISK FACTORS

     THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, ESTIMATES, INTENTIONS AND STRATEGIES ABOUT THE FUTURE. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," ESTIMATES," VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS, BUT THEIR ABSENCE DOES NOT MEAN THE STATEMENT IS NOT FORWARD-LOOKING. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS, ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, AS WELL AS THE MORE DETAILED INFORMATION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE, BEFORE MAKING A DECISION TO INVEST IN THE SHARES OFFERED HEREBY.

MARKET ACCEPTANCE; SUBSTANTIAL DEPENDENCE ON SINGLE PRODUCT

     Regulatory approval is required in all important markets in which the Company plans to sell the METRIX System. There can be no assurance, however, that such approval will be obtained in a timely manner, if at all. Even if regulatory approval is obtained in each market, there can be no assurance that the METRIX System will gain market acceptance in any area. Moreover, in Europe, market acceptance will depend upon the successful completion of various post-regulatory approval protocols designed to demonstrate the clinical benefits of the METRIX System, including improvements in patients' quality of life and the cost-effectiveness of the therapy.

     The METRIX System is a new invasive approach to the treatment of atrial fibrillation ("AF"). Currently, the METRIX System may be marketed only in Europe, and there are no other implantable devices to treat AF on the market anywhere in the world. The timing and rate of adoption of new medical technology cannot be predicted. Substantial clinical experience with the METRIX System will be required to address patients' and physicians' concerns, including potential ventricular proarrhythmia, potential shock discomfort and early recurrence of atrial fibrillation, a condition involving the recurrence of AF within the first two minutes following a successful cardioversion shock. There can be no assurance that these concerns will be adequately addressed so as to permit the successful commercialization of the METRIX System. Since the Company anticipates that for the foreseeable future it will be substantially dependent on the successful development and commercialization of the METRIX System and related future products, failure of the Company to successfully develop and commercialize the METRIX System and related future products would have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF LOSSES; FUTURE LOSSES; ABILITY TO CONTINUE AS A GOING CONCERN

     The design and development of an implantable medical device has required the Company to make significant investments in research and development activities since its incorporation in November 1990 and, as such, the Company has accumulated a deficit of $138.8 million as of March 31, 1998. The Company reported net losses of $33.5 million, $36.8 million and $23.7 million for the years ended December 31, 1997,
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1996 and 1995, respectively. In addition, the Company reported a $9.1 million loss in the quarter ended March 31, 1998. The Company expects to incur substantial additional losses in the near future. The Company's independent auditors have included an explanatory paragraph in their report covering the December 31, 1997 consolidated financial statements, which expresses substantial doubt about the Company's ability to continue as a going concern. The Company expects that revenues from clinical trials and sales of the Company's products will increase, which will moderate future deficit growth. Future increases in expenses are expected to be primarily due to the Company's continuing investment in research and development efforts, increases in clinical trial activities, the maintenance of the European sales organization, the expansion of domestic marketing and sales capabilities and increasing domestic manufacturing activity. The amount and timing of the Company's future revenues and, as a result, the amount and timing of the Company's future losses will be affected by, among other things, the availability of adequate funding, the progress and costs of preclinical studies and clinical trials, including the recruitment of suitable patients, the timing of regulatory approvals, the rate of market acceptance and adoption of the METRIX System and related future products, the availability of third-party reimbursement for the Company's products, the ability to obtain and defend patent and intellectual property rights and to market the Company's products and the status of competing products. There can be no assurance that the Company will ever achieve profitability or generate product revenues sufficient to offset the Company's losses.

CONSUMMATION OF THE TENDER OFFER AND MERGER

     On August 10, 1998, the Company and Guidant Corporation ("Guidant") announced that they had entered into an Agreement and Plan of Merger dated as of August 10, 1998 between Guidant, Pegasus Acquisitions Corp. ("Pegasus") and the Company (the "Merger Agreement") providing for the acquisition of the Company by Guidant. Pursuant to the Merger Agreement, Guidant has agreed to purchase each outstanding share of the Company's Common Stock at an offer price of $6.00 per share (the "Offer Price"). To implement the Merger Agreement, Guidant will commence a cash tender offer for all outstanding shares of the Common Stock within five business days of the execution of the Merger Agreement. The completion of the tender offer is subject to a number of customary conditions, including the acquisition of a majority of the Company's outstanding Common Stock on a fully diluted basis and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Following successful completion of the tender offer, and subject to certain customary conditions, Pegasus, an indirect wholly owned subsidiary of Guidant, will be merged with and into the Company and the Company will continue as the surviving corporation. As a result of the merger, each outstanding share of the Common Stock not tendered pursuant to the tender offer, if any, will be converted into the right to receive the Offer Price, or such higher price as Guidant pays pursuant to the tender offer.

     There can be no assurance that the conditions to the tender offer and the subsequent merger will be satisfied or waived, and, therefore, there can be no assurance that the tender offer or the subsequent merger will be consummated on the terms provided in the Merger Agreement, if at all. If the tender offer or the subsequent merger are not consummated, the Company's stockholders will have no right to receive the Offer Price pursuant to the tender offer or the Merger Agreement.

NEED FOR SUBSTANTIAL ADDITIONAL CAPITAL

     The Company expects its cash needs to continue at their present levels in future periods due to the Company's planned investment in research and development, anticipated increases in spending on clinical studies and trial activities and expansion of marketing, sales and manufacturing capabilities. The Company's future capital requirements will depend on many factors, including the progress and costs of preclinical studies and clinical trials, the recruitment of suitable patients, the timing of regulatory approvals, the rate of market acceptance and the adoption of the METRIX System and related future products, the availability of third-party reimbursement for the Company's products, the ability to obtain and defend patent and intellectual property rights and to market the Company's products and the status of competing products.

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

     To date, the Company has raised $73.9 million, net of issuance costs, through the sale of Common Stock and convertible preferred stock in private placements. In addition, the Company has raised $75.9 million, net of issuance costs, through its initial and subsequent public offerings. In April 1998, the Company raised $2.5 million through the sale of 400,000 shares of Common Stock in a private transaction. The Shares of Common Stock sold in that transaction constitute the Shares being registered hereunder. The Company raised an additional $7.5 million through the sale of 7,500 shares of its Series B Convertible Preferred Stock, $.01 par value (the "Series B Stock") in a private transaction. For a description of the rights and preferences of the Series B Stock, see "Description of the Series B Stock" in the Company's Current Report on Form 8-K, as amended by Form 8-K/A No. 1 and Form 8-K/A No. 2, dated as of April 20, 1998, incorporated herein by reference.

     As a result of its failure to maintain certain minimum levels of cash, the Company has defaulted under certain of its capital lease arrangements. As a result, the Company has entered into a letter of credit agreement with the lessor pursuant to which the Company has agreed to maintain an irrevocable letter of credit in the face amount of $500,000 for the purpose of securing its obligations under the lease. At the present time, the Company believes it is unlikely the lessor will foreclose under the leases or accelerate rental payments and has received verbal assurances to that effect. However, if funding continues to be insufficient in the future, notwithstanding the letter of credit agreement, the lessor may accelerate the payments due under these capital lease arrangements. Accordingly, the Company has classified $1.6 million of the amounts payable under these lease arrangements as a current liability in its consolidated financial statements included in its Quarterly Report on Form 10-Q, as amended by Form 10-Q/A No. 1 and Form 10-Q/A No. 2. If the lessor were to foreclose under the leases or accelerate rental payments, it could have a material adverse effect on the Company's business, financial condition and results of operations.

     On August 10, 1998, the Company entered into a credit agreement with Guidant, pursuant to which the Company is able, subject to certain customary conditions, to borrow up to an aggregate of $10 million in amounts not to exceed $3 million per month (both amounts subject to adjustment upwards as provided in the credit agreement).

     The Company estimates that, at its planned rate of spending, its existing cash, cash equivalents, securities available-for-sale, and interest income thereon, including the $10 million in capital that was raised in April 1998 and the funds available under the Company's $10 million credit agreement with Guidant, will be sufficient to meet its capital requirements into the first quarter of 1999. There can be no assurance that the underlying assumed levels of revenue and expense will prove to be accurate. Whether or not these assumptions prove to be accurate, if the Company is unable to consummate the transactions contemplated by the Merger Agreement, the Company will need to raise substantial additional capital in 1998 to fund operations. The Company intends to seek additional funding through public or private financing, including equity financing. Adequate funds for these purposes, whether obtained through financial markets or from other sources, may not be available when needed or may not be available on terms favorable to the Company, if at all. If additional funds are raised by issuing equity securities, dilution to existing shareholders will result. If funding is insufficient at any time in the future, the Company will be forced to delay, reduce or eliminate some or all of its research and development activities, clinical studies and trials and manufacturing and administrative programs, dispose of assets or technology, or cease operations.

MANDATORY REDEMPTION OF SERIES B STOCK

     The number of shares of Common Stock issuable upon conversion of the Series B Stock is limited to a maximum share amount of 3,769,000 shares (or such greater number as is permitted by the rules of Nasdaq) (the "Maximum Share Amount"), unless the stockholders of the Company approve the issuance of a greater number of shares (as required by Nasdaq) or Nasdaq waives the requirement of stockholder approval. If at any time after July 20, 1998, the number of shares issuable upon conversion of the Series B Stock exceeds the Maximum Share Amount, the holders of the Series B Stock may compel the Company to redeem that portion (on a pro rata basis) of their shares as would not have been convertible because of the Maximum Share Amount restriction. If requested by the holders of Series B Stock, the Company must redeem shares of Series B Stock at a price equal to the greater of (i) 115% of the purchase price and any accrued but unpaid
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dividends and (ii) the price that is equal to the number of shares issuable upon conversion of the Series B Stock multiplied by the average of the closing bid price of the Common Stock for the previous five trading days. If the market price of the Common Stock falls below the level necessary to allow full conversion of the Series B Stock (depending upon the applicable conversion percentage), the Company may be required to redeem shares of Series B Stock at a premium or seek stockholder approval for the issuance of a greater number of shares. Any such redemption of shares of Series B Stock could have a material adverse effect on the Company's business, financial condition and results of operations. See "Description of the Series B Stock" in the Company's Current Report on Form 8-K, as amended by Form 8-K/A No. 1, Form 8-K/A No. 2 and Form 8-K/A No. 3, dated as of April 20, 1998, incorporated herein by reference.

DEPENDENCE ON REIMBURSEMENT

     Successful sales of the METRIX System in the United States and Europe will depend on the availability of reimbursement from third-party payors such as government and private insurance plans. There is significant uncertainty concerning third-party reimbursement of investigational and newly approved healthcare products, and there can be no assurance that third-party reimbursement will be made available for the METRIX System or that any third-party reimbursement that is obtained will be adequate. Government and other third-party payors are increasingly scrutinizing patient indications for medical device therapy and limiting coverage. In Europe, post-regulatory approval study protocols are required before a device will be eligible for reimbursement through the various national and local health care financing authorities. There can be no assurance that these European study protocols will be completed successfully or that reimbursement will be available in a timely manner, if at all. If adequate coverage and reimbursement levels are not provided by government and third-party payors for the METRIX System, the Company's business and financial condition would be materially adversely affected.

EXTENSIVE GOVERNMENTAL REGULATION AND UNCERTAINTY OF PRODUCT APPROVALS

     The Company is subject to significant regulation by authorities in the United States and Europe regarding the approval of devices and the subsequent marketing, manufacture and distribution of approved devices.

     In the United States, the Company's products have and will continue to undergo clinical testing followed by an extensive Food and Drug Administration ("FDA") approval process. At the end of the first quarter of 1998, the METRIX System was in clinical trials in the United States in 25 centers, the number approved by the FDA. The Company currently has 37 patients enrolled in those trials, with approval to implant up to a maximum of 170 METRIX atrial defibrillators. There can be no assurance that the clinical trials will demonstrate that the METRIX System is safe and effective, or that the Company will receive FDA approval in a timely manner, if at all. The time required to complete the U.S. trials is dependent on the rate of patient recruitment, the performance of the device during the trials and the number of times therapy is applied to patients enrolled in the study. In addition, delays or rejections may be encountered based on changes in FDA policy that occur during the development and approval process. FDA approvals may also be limited, which could limit the patient population to which the Company's products may be marketed and distributed. Delays, setbacks or approval limitations related to any of the factors listed above may have a material adverse effect on the Company's business and financial condition.

     After completing the clinical trials, the Company must submit a Pre-Market Approval ("PMA") application that is supported by extensive data, including preclinical and clinical trial data, relating to the safety and effectiveness of the device. As part of the PMA application process the Company will be required to submit a full description of its facilities, manufacturing methods and manufacturing controls. The Company must also fully describe the METRIX System and the System's components in the PMA application. The Company will then be required to undergo an initial audit, including a facility inspection, to ensure that the Company is in compliance with the FDA's Quality System Requirements regulations (formerly known as Good Manufacturing Practices) and the Medical Device Reporting regulations and other regulations under the Federal Food, Drug and Cosmetic Act ("FDC Act") and FDA regulations. There can be no assurance that the Company will be able to comply with such regulations in a timely fashion, particularly given the Company's limited manufacturing experience.

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

     Once a PMA application is filed, the FDA may accept it and call for an advisory panel recommendation or may reject it for insufficient data. Such a rejection could have significant negative consequences for the Company, including forcing more costly studies, adversely impacting the market acceptance of the METRIX System and forcing a possible product recall. After the PMA is reviewed by the advisory panel, the FDA may approve or reject the product. This process is lengthy and unpredictable. If the METRIX System PMA application is approved and the Company markets the METRIX System, the Company will be required to register with the FDA and to submit device listing information for products in commercial distribution. The Company and its facilities will then be periodically re-inspected by the FDA for compliance with the FDC Act and FDA regulations, including those described above. Labeling and promotional activities will be subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission.

     If the FDA determines during the initial audit or during any subsequent audit that the Company is not in compliance, the FDA has the authority to take actions that it deems appropriate for any infractions. Such penalties include, but are not limited to, monetary fines, product recalls, withdrawal of product approvals, "cease distribution" orders for both domestic and international products, product seizure and the slowing or stopping of future product approval processes. In addition, the FDA may institute civil or criminal legal proceedings against the Company or its officers. Any such action by the FDA could result in the disruption of the Company's operations for an indeterminate time, which may have a material adverse effect on the Company's business and financial condition.

     In Europe, the Company has received the needed certifications required in order to declare compliance with the European Active Implantable Medical Device Directive ("AIMDD") and affix the conformite europeenne ("CE") mark to the METRIX System components. While the CE mark allows the Company to distribute and market the METRIX System throughout the European Community ("EC"), the Company will need to complete studies regarding the cost benefits of the therapy before it will be eligible to receive reimbursement approvals from the medical reimbursing authorities in various EC member countries. There can be no assurance that such approvals from the reimbursing authorities will be obtained in a timely manner, if at all. Failure to obtain such approvals could significantly delay or prevent the adoption of the METRIX System in Europe and thereby have a material adverse effect on the Company's business and financial condition.

     As part of the CE mark approval process the Company was required to obtain certifications of its quality system under the AIMDD from TUV Product Services of Munich, Germany (the "Notified Body"), an organization accredited to provide such quality system certification. The Notified Body will perform periodic audits to ascertain whether the Company has maintained its quality system and is in compliance with the certification requirements under the AIMDD. If certification is revoked, the Company may be prevented from distributing its product in the EC. In addition, if an individual EC country's regulatory authority deems the METRIX System to be "unsafe" for any reason, the Company may find it impossible to distribute its product throughout the EC. A de-certification of the Company's quality system or an "unsafe" determination by any regulatory authority would have a material adverse effect on the Company's business and financial condition.

SIGNIFICANT COMPETITION

     The METRIX System is a new technology that must compete with the established treatments for AF: pharmaceuticals, external electrical cardioversion, atrioventricular node ablation accompanied by pacemaker implantation and open-heart surgical ablation. Furthermore, although currently no implantable device is being marketed to treat AF (with the exception of the METRIX atrial defibrillator in Europe), certain manufacturers of implantable ventricular defibrillators and pacemakers are developing dual-chamber defibrillator systems that will be used to treat patients with both ventricular and atrial arrhythmias and may be marketed to patients who have only AF. One such dual chamber defibrillator system has started clinical trials in Europe. Some of the Company's competitors are also researching other approaches to the treatment of AF, including endocardial ablation and preventative pacing techniques. In addition, other companies and research organizations, academic institutions and governmental agencies may be pursuing alternative approaches for the treatment of AF. These entities may market products to treat AF either on their own or through collaborative efforts. The Company believes that the primary competitive factors in the market for the treatment of

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

symptomatic AF are therapeutic efficacy, safety and patient acceptance. Many of the Company's competitors have substantially greater financial and other resources, larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing and distributing products than the Company. The Company's competitors may develop new technologies and products that are available for sale prior to the METRIX System or that are more effective than the METRIX System. In addition, competitive products may be manufactured and marketed more successfully than the METRIX System. Such developments could render the METRIX System less competitive or obsolete and could have a material adverse effect on the Company's business and financial condition. In addition, the Company intends for its future products to include bradycardia pacing technology. Any such products are likely to face direct competition from more established medical device companies with financial and other resources significantly greater than those of the Company.

DEPENDENCE ON SOLE SOURCES OF SUPPLY

     The Company relies on outside vendors to manufacture certain major components used in the METRIX System. For efficiency reasons, the Company does not at the present time maintain supply contracts with most of its outside vendors. A number of significant components, such as hybrid circuits, batteries, integrated circuits, capacitors and transformers, are supplied by sole source vendors. For certain of these components, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components, particularly hybrid circuits and batteries, cannot be accomplished quickly. In addition, each supplier and each component must be qualified with the FDA, and the time required for such qualification may be lengthy. The establishment of additional or replacement sources of supply would require the Company to certify the new suppliers, which, in the case of certain components, would cause a delay in the Company's ability to manufacture its products. The Company actively maintains its relationships with its suppliers and presently has no reason to believe that its sources of supply are in danger of disruption. However, if the Company's supply sources were disrupted and the Company was unable to obtain acceptable components in a timely manner or find and maintain suitable replacement suppliers, such a disruption would have a material adverse effect on the Company's ability to manufacture the METRIX System and therefore on its business and financial condition.

INDUSTRY HISTORY OF PATENT LITIGATION; DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

     The segment of the medical device industry that includes implantable defibrillator systems has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of proprietary rights of others. Such litigation may result in substantial expense to the Company and significant diversion of effort by the Company's technical and management personnel. An adverse determination in any such litigation could subject the Company to significant liability to third parties or require the Company to seek licenses from third parties. Although patent and intellectual property disputes in the medical device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. Moreover, there can be no assurance that necessary licenses would be available to the Company on satisfactory terms, if at all. If such licenses could not be obtained on acceptable terms, the Company could be prevented from marketing certain devices in the METRIX System family or future related products. Accordingly, an adverse determination in such litigation could have a material adverse effect on the Company's business and financial condition. The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies. There can be no assurance that issued patents or pending applications will not be challenged or circumvented by competitors, or that the rights granted thereunder will provide competitive advantages to the Company.

LIMITED MANUFACTURING AND MARKETING EXPERIENCE

     The METRIX System has never been manufactured on a commercial scale and there can be no assurance that it can be manufactured at a cost or in quantities necessary to make it commercially viable. There can be no assurance that the Company's reliance on others for the manufacture of its components will not result in problems with product supply. Interruptions in the availability of components would delay or prevent the development and commercialization of the METRIX System. The Company expects to expand its domestic manufacturing capacity and its European and domestic marketing and sales capabilities. There can be no assurance that the Company will be able to recruit and retain skilled sales, marketing and manufacturing management, direct salespersons or distributors, or that the Company's expansion efforts will be successful. In markets where the Company has entered or enters into distribution arrangements for the sale of the METRIX System, the Company will depend on the efforts of third parties. There can be no assurance that such efforts will be successful.

DEPENDENCE ON KEY PERSONNEL

     The Company is highly dependent on certain members of its scientific and professional staff, the loss of whose services might impede the achievement of its research and development or strategic objectives. At the present time, the Company does not have long-term employment agreements with, and does not carry key person life insurance on, any of its scientific and professional personnel. Competition among medical device companies for highly skilled and uniquely experienced scientific and professional personnel is intense. To help retain its key personnel, the Company offers a salary and benefits structure that is competitive with its local geographic market, as well as the medical device industry nationwide. The Company offers a broad-based stock option plan through which all employees of the Company are granted stock options upon hire, and key employees are periodically granted additional stock options. The Company has recently initiated a stock option repricing program, whereby all employees with underwater options are offered the opportunity to exchange their underwater options for a lesser number of options with an exercise price equal to the current market value. The number of new options to which each employee is entitled is determined by multiplying the number of options being exchanged by the ratio of the new exercise price to the old exercise price.

     The Company's currently limited financial resources may compromise its ability to compete effectively for skilled personnel. The Company's anticipated growth and expansion in areas and activities requiring additional expertise, such as marketing and sales, clinical trials and manufacturing, are expected to place significant increased demands on the Company's resources. These demands are expected to require the addition of new professional personnel and the development of additional expertise by existing personnel. The failure to recruit such personnel, loss of such existing personnel or failure to develop such expertise would have a material adverse effect on the Company's business and financial condition. There can be no assurance that the Company will be able to retain or recruit needed scientific and professional expertise, particularly given the Company's currently limited financial resources.

PRODUCT LIABILITY AND PRODUCT RECALL

     The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Although the Company has not been subject to liability claims or product recalls to date, there can be no assurances that the Company will not be subject to liability claims or product recalls for products that have already been distributed or on products to be distributed in the future. Although the Company maintains product liability insurance in the United States and in other countries in which the Company intends to conduct business, including clinical trials and product marketing and sales, there can be no assurance that such coverage is adequate or will continue to be available. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. In addition, the Company has agreed to indemnify certain of its component suppliers for certain potential product liability. A successful product liability claim or product recall could inhibit or prevent commercialization of the METRIX System, or cause a significant financial burden on the Company, or both, and could have a material adverse effect on the Company's business and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

     Sale of substantial amounts of the Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of the Common Stock. As of August 11, 1998, the Company had outstanding 20,974,122 shares of Common Stock, 2,999 shares of Series B Stock convertible into Common Stock and warrants to purchase 102,901 shares of Common Stock. In addition, as of August 5, 1998, the Company had granted options to purchase 1,442,217 shares of Common Stock under its 1990 Restated Stock Option Plan, 1994 Stock Option Plan for Nonemployee Directors and 1996 Stock Option Plan for Nonemployee Directors (collectively, the "Stock Option Plans"). All of the shares purchased under the Stock Option Plans are available for sale in the public market, subject in some cases to volume and other limitations. Almost all of the Company's outstanding shares of Common Stock may be sold without substantial restrictions. Moreover, the Company has filed with the Commission another registration statement on Form S-3, as amended by Form S-3/A No. 1, Form S-3/A No. 2 and Form S-3/A No. 3, which registers for resale an aggregate of 2,552,534 shares of Common Stock issuable upon conversion of the Series B Stock sold in the April 1998 private placement. The number of shares of Common Stock issuable upon conversion of the Series B Stock changes depending upon the lowest sale prices of the Common Stock during the applicable measurement period immediately preceding the date of conversion. Pursuant to the terms of the Certificate of Designations of the Series B Stock, the number of shares of Common Stock issuable upon conversion of the Series B Stock is limited to the Maximum Share Amount, unless the stockholders of the Company approve the issuance of a greater number of shares (as required by Nasdaq) or Nasdaq waives the requirement for stockholder approval. See "Description of the Series B Stock -- Conversion" in the Company's Current Report on Form 8-K, as amended by Form 8-K/A No. 1, Form 8-K/A No. 2 and Form 8-K/A No. 3, dated as of April 20, 1998, incorporated herein by reference.

     Sales in the public market of substantial amounts of Common Stock, including sales of Common Stock issued upon conversion of the Series B Stock, or the perception that such sales could occur, could depress prevailing market prices for the Common Stock. The conversion terms of the Series B Stock, which allow holders of the Series B Stock to convert their shares of Series B Stock into shares of Common Stock at a discount to the current market price of the Common Stock, and then immediately resell such shares at market prices, could result in downward pressure on the price of the Common Stock, making it difficult for a sustained rise in the price of the Common Stock to occur, if such a rise occurs at all.

     The existence of the private warrants and any other options or warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

RISKS ASSOCIATED WITH FOREIGN OPERATIONS

     The Company's revenues from international sales of the METRIX System (primarily in Europe) were 77.2%, 71.6% and 100.0% of total revenues for the years ended December 31, 1997, 1996 and 1995, respectively, and the Company currently derives a significant percentage of its revenue from the European sales of the METRIX System. While the Company anticipates that, as the METRIX System progresses in clinical trials in the United States, a greater portion of its future revenues will be derived from the sale of the METRIX System in the United States, it is possible that European sales of the METRIX System may continue to account for a significant percentage of the Company's total revenues. A number of risks are inherent in international operations and transactions. The Company's business and its representatives, agents and distributors are subject to laws and regulations of the countries in which they operate or the Company's products are sold. International sales and operations may be limited or disrupted by the imposition of government controls, the level of reimbursement available for use of the METRIX system, export license requirements, political instability, trade restrictions, changes in tariffs and difficulties in staffing, coordinating and managing international operations. As long as the Company's revenues continue to depend substantially on international sales, they may be adversely affected by fluctuations in foreign currency exchange rates as well as constraints on the Company's ability to maintain or increase prices. The Company has not hedged against foreign currency exchange rate risks to date. The Company may in the future seek to implement hedging techniques with respect to foreign currency transactions. There can be no assurance, however, that such hedging techniques would successfully protect against foreign currency exchange losses or against other international sales risks such as exchange limitations, price controls or other foreign currency restrictions. Any of the foregoing would have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICE

     Since the Company's initial public offering in September 1994, the price of the Common Stock has ranged from $2.06 to $18.50 per share. Factors such as the results of clinical trials by the Company or its competitors, concern as to the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new products by the Company or its competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of the Company or its competitors and fluctuations in the Company's results of operations will have a significant impact on the price of the Common Stock. Conversion and sale of large amounts of the Series B Stock, or the perception that such sales could occur, also could have a material adverse effect on the price of the Common Stock. See "Shares Eligible for Future Sale."

NASDAQ LISTING REQUIREMENTS

     The Common Stock is quoted on the Nasdaq National Market System. The maintenance criteria for continued quotation on the Nasdaq National Market System include, among other criteria, (i) net tangible assets of $4.0 million,
(ii) a minimum bid price per share of $1.00, (iii) a public float of 750,000 shares with market value of $5.0 million, (iv) 400 round lot shareholders and
(v) two market makers. If the Company is unable to obtain substantial additional capital in 1998, it may be unable to maintain net tangible assets of $4.0 million. See "Need for Substantial Additional Capital." The remaining maintenance criteria, including the minimum bid price of the Common Stock, the volume and value of its public float, the number of holders of the Common Stock and the number of market makers in the Common Stock, all are dependent upon numerous market factors not within the Company's control. Although the Company presently meets the above maintenance criteria, there can be no assurance that it will continue to do so.

     Failure of the Company to continue to meet such maintenance criteria could result in the Common Stock losing its Nasdaq National Market System designation. The Nasdaq National Market System provides brokers and others with immediate access to the best bid and ask prices and other information about the Common Stock during each trading day. If the Company were to lose its Nasdaq National Market System designation, real-time price information for the Common Stock might cease to be available. As a result, an investor might find it more difficult to dispose of, or to obtain more accurate quotations as to the price of, the Common Stock.

     If the Company were to lose its Nasdaq National Market System designation, the Company would seek to have its securities listed on the Nasdaq SmallCap Market or another securities exchange, subject to the Company's ability to satisfy the eligibility criteria for such exchange. If the Company were unable to meet the Nasdaq SmallCap Market maintenance criteria, trading, if any, in the Common Stock might continue to be conducted in non-Nasdaq over-the-counter markets. The Common Stock would then be subject to the risk that it could become characterized as a low-priced or "penny stock" which characterization could have a material adverse effect on the Common Stock's market liquidity. See "Penny Stock Regulation." In addition, if the Company was delisted from the Nasdaq National Market and was unable to obtain listing with the Nasdaq SmallCap Market, holders of the Series B stock could compel the Company to redeem all or any portion of the Series B Stock at a price equal to 115% of the purchase price and any accrued but unpaid dividends. See "Description of the Series B
Stock -- Optional Redemption" in the Company's Current Report on Form 8-K, as amended by Form 8-K/A No. 1 and Form 8-K/A No. 2, dated as of April 20, 1998 and incorporated herein by reference. Any such redemption of shares of Series B Stock could have a material adverse effect on the Company's business, financial condition and results of operations.

PENNY STOCK REGULATION

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Common Stock becomes subject to the penny stock rules, investors may find it more difficult to sell their Common Stock.

                              SELLING STOCKHOLDERS

     The following table provides certain information regarding the Selling Stockholders and the number of Shares being offered by them as of August 13, 1998.

                                                                                    SHARES BENEFICIALLY OWNED
                                                         SHARES THAT MAY BE SOLD          AFTER OFFERING
                                                         ------------------------   --------------------------
                                   SHARES BENEFICIALLY              PERCENTAGE OF                PERCENTAGE OF
                                     OWNED PRIOR TO                 COMMON STOCK                 COMMON STOCK
        NAME AND ADDRESS                OFFERING          AMOUNT     OUTSTANDING    AMOUNT(1)     OUTSTANDING
        ----------------           -------------------   --------   -------------   ----------   -------------
Charter Growth Capital L.P.......        400,000(2)      316,608         1.5%        -0-           -0-
525 University Avenue, Suite 1500
Palo Alto, California 94301

Charter Growth Capital Co. --
  Investment Fund L.P............        400,000(3)       62,202           *         -0-           -0-
525 University Avenue, Suite 1500
Palo Alto, California 94301

CGC Investors, L.P...............        400,000(4)       21,190           *         -0-           -0-
525 University Avenue, Suite 1500
Palo Alto, California 94301

---------------
 *  Less than 1%.

(1) Assumes the sale of all the Shares offered by each of the Selling Stockholders.

(2) Includes 83,342 shares held by affiliates of the Selling Stockholder, which shares are offered hereby.

(3) Includes 337,798 shares held by affiliates of the Selling Stockholder, which shares are offered hereby.

(4) Includes 378,810 shares held by affiliates of the Selling Stockholder, which shares are offered hereby.

     Neither of the Selling Stockholders has had any material relationship with the Company, or any of its affiliates, within the past three years.

     The Selling Stockholders have represented to the Company that they purchased the Shares for their own account for investment only and not with a view towards the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or exemptions therefrom. In recognition of the fact that the Selling Stockholders, even though purchasing the Shares for investment, may wish to be legally permitted to sell their Shares when they deem appropriate, the Company agreed with the Selling Stockholders to file with the Commission under the Securities Act the Registration Statement with respect to the resale of the

Shares from time to time in transactions in the over-the-counter market through Nasdaq, in privately negotiated transactions, or through a combination of such methods of sale, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

                              PLAN OF DISTRIBUTION

     All of the Shares offered hereby may be sold from time to time by the Selling Stockholders, or by their pledgees, donees, distributees, transferees or other successors-in-interest. The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market through Nasdaq, or on one or more other securities markets and exchanges, in privately negotiated transactions, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect the above-mentioned transactions by selling the Shares directly to purchasers, acting as principals for their own accounts, or by or through broker-dealers acting as agents for the Selling Stockholders, or to broker-dealers who may purchase Shares as principals and thereafter sell such securities from time to time in transactions on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealer may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Stockholders in connection with the offering of certain of the shares by the Selling Stockholders. None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

     The Company has the right to suspend use of this Prospectus for a discrete period of time under certain circumstances.

     To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement.

     Any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to bear all expenses (other than selling commissions and fees and stock transfer taxes) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and broker-dealers who act in connection with the sale of the Shares hereunder against certain liabilities, including liabilities under the Securities Act.

     Offers or sales of the Shares have not been registered or qualified under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. The foregoing may affect the marketability of the Shares.

     There can be no assurance that the Selling Stockholders will sell any or all of the Shares offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Perkins Coie, Seattle, Washington.

                                    EXPERTS

     The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING HEREIN CONTAINED AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Forward-Looking Statements............    2
Incorporation of Certain Documents by
  Reference...........................    2
Risk Factors..........................    4
Selling Stockholders..................   13
Plan of Distribution..................   14
Legal Matters.........................   15
Experts...............................   15

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                               400,000 SHARES OF
                                  COMMON STOCK

                                INCONTROL, INC.
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                                AUGUST 13, 1998
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